                                  EXHIBIT 12.2

                              METRIS COMPANIES INC.
   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                        Six Months Ended June 30,               Year Ended December 31,
                                                        -------------------------  ----------------------------------------------
                                                           1999         1998         1998       1997      1996     1995     1994
                                                         --------      -------     --------   -------   -------   ------   ------
Earnings before income taxes: (1)                         $83,155      $38,413      $93,248   $61,883   $32,546   $7,449   $3,503

Preferred dividend requirement                             $9,973                    $1,100
Ratio of earnings before tax expense to net income           1.63                      1.63
                                                         --------      -------     --------   -------   -------   ------   ------

Preferred dividends (2)                                   $16,296           $0       $1,789

Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense                        19,436       12,831       30,513    11,951     4,106    1,217        -
     Interest factor of rental expense                      1,710          843        2,134     1,313       378       50       26
                                                         --------      -------     --------   -------   -------   ------   ------
                                                           21,146       13,674       32,647    13,264     4,484    1,267       26

     Total fixed charges and preferred dividends           37,442       13,674       34,436    13,264     4,484    1,267       26
                                                         --------      -------     --------   -------   -------   ------   ------
Total available earnings                                 $104,301      $52,087     $125,895   $75,147   $37,030   $8,716   $3,529
                                                         ========      =======     ========   =======   =======   ======   ======

Ratio of earnings to fixed charges and preferred
   dividends                                                 2.79         3.81         3.66      5.67      8.26     6.88   134.16


(1) As defined in Item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.